Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President, Investor Relations and Corporate Communications	Westlake, Ohio 44145 USA
440-204-9985
lara.mahoney@nordson.com

Nordson Corporation Announces Updates to its Board of Directors

Westlake, Ohio – (Date) – Nordson Corporation (NASDAQ-NDSN) announced the recent appointments of Dr. John DeFord, executive vice president and chief technology officer of Becton, Dickinson and Company (NYSE: BDX), and Ms. Jennifer Parmentier, vice president and president – Motion Systems Group for Parker Hannifin Corporation (NYSE: PH), to its board of directors. The appointments follow the recent departures of directors Lee Banks, Randolph Carson and Joseph Keithley from the Nordson board.

“We are pleased to welcome John and Jenny as new independent directors to the Nordson board. John’s technical and regulatory experience in the medical device end market will enrich the strategic perspective of the board as Nordson continues to grow in this attractive market. Jenny brings strong operational, industrial, and M&A experience to the board, which will be important as the company continues to deploy its NBS Next growth framework. John and Jenny will be valuable complements to the existing directors, and we look forward to their contributions,” said Michael Merriman, chair of the board of directors, Nordson Corporation.

Dr. DeFord is currently responsible for leading all research and development activities for Becton, Dickinson and Company (BD), including developing the current and future product portfolio. Prior to his current role, he served as a senior vice president of research and development for the BD Interventional segment. He also served in several leadership roles during his 14-year tenure at C.R. Bard, Inc., a leading medical technology company in the fields of vascular, urology and surgical specialty products. Dr. DeFord’s appointment to Nordson’s Board was effective November 23, 2020.

Ms. Parmentier is vice president and president – Motion Systems Group, a $3 billion operating group for Parker Hannifin Corporation. She is responsible for all strategic and financial aspects of the group’s global operations. Ms. Parmentier has served in various roles of increasing responsibility since joining Parker in 2008, contributing to her strong international operating experience across a diverse set of end markets. Ms. Parmentier’s appointment to Nordson’s Board was effective November 30, 2020.

Dr. DeFord and Ms. Parmentier will serve on the board’s Audit committee immediately upon appointment.

The new board appointments will bring the number of Nordson directors to nine, following the departures of Mr. Keithley (2001-2020), Mr. Carson (2009 – 2020) and Mr. Banks (2010-2020). Mr. Carson resigned effective November 24, 2020, and Mr. Banks resigned effective November 30, 2020. Mr. Keithley, who served as chair of the board from 2010 – 2017, will retire effective December 1, 2020.

“Joe, Randy and Lee have been invaluable members of our board of directors. We greatly appreciated their insight, which has helped guide the vision and growth of this great company. They have represented Nordson’s shareholders well, and we wish them the best,” continued Mr. Merriman.

About John DeFord

Prior to his time at BD and C. R. Bard, Dr. DeFord served as managing director of Early Stage Partners, a venture capital fund based in the Midwest and as president and chief executive officer of Cook Incorporated, a privately held medical device manufacturer. He is a member of the NuVasive, Inc. Board of Directors, holds 13 U.S. patents and is the author of numerous peer-reviewed scientific papers and book chapters. Dr. DeFord earned a BS and MS in electrical engineering from Purdue University, where he also earned a doctorate in electrical/biomedical engineering.

About Jennifer Parmentier

Ms. Parmentier has served in various roles of increasing responsibility since joining Parker in 2008, having served as the vice president and president of the Engineered Materials Group, and general manager for the Hose Products Division in the Fluid Connectors Group, Parker’s largest industrial division. Prior to joining Parker, Ms. Parmentier served as a business leader of Trane Technologies (NYSE: TT), an industrial manufacturing company, which was acquired by Ingersoll Rand Inc. in 2008. She currently serves on the board of the National Fluid Power Association. Ms. Parmentier holds a BA in Management from Webster University and an EMBA from the Quinlan School of Business: Loyola University Chicago.

About Nordson

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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